Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

RUBIUS THERAPEUTICS, INC.

(“SELLER”)

AND

DIV ACQUISITION V, LLC

(“BUYER”)

3.8 Adjustment Payments	5
3.9 Calculation of Prorations	5
3.10 Seller’s Closing Costs	5
3.11 Buyer’s Closing Costs	5
3.12 Closing Statement	5
3.13 Survival	5
ARTICLE 4 Representations, Warranties, Covenants and Agreements	5
4.1 Seller’s Representations and Warranties	5
4.2 Seller’s Covenants	9
4.3 Buyer’s Representations and Warranties	10
ARTICLE 5 Access, Inspection, Diligence	11
5.1 Inspections	11
5.2 Due Diligence Materials	11
5.3 Termination by Buyer	12
ARTICLE 6 Title and Survey	12
6.1 Title and Survey Review	12

6.2 Required State of Title	13
6.3 Personal Property	13
ARTICLE 7 Conditions to Seller’s and Buyer’s Performance	13
7.1 Conditions to Seller’s Obligations	13
7.2 Conditions to Buyer’s Obligations	13
ARTICLE 8 Closing	14
8.1 Escrow Closing	14
8.2 Seller’s Closing Deliveries	15
8.3 Buyer’s Closing Deliveries	16
8.4 Delivery of Deposit	17
ARTICLE 9 Casualty and Condemnation	17
9.1 Casualty	17
9.2 Condemnation	18
ARTICLE 10 Brokerage Commissions	18
10.1 Representations and Indemnity	18

ARTICLE 11 Default, Termination and Remedies	19
11.1 Seller Default	19
11.2 Buyer Default	19
ARTICLE 12 Miscellaneous	19
12.1 Assignment	19
12.2 Notices	20
12.3 Interpretation	21
12.4 Captions	21
12.5 No Third-Party Beneficiaries	21
12.6 Amendments	21
12.7 Integration	21
12.8 Choice of Law	22
12.9 Counterparts	22
12.10 Business Day	22
12.11 Acceptance of the Deed	22
12.12 No Recording of Agreement	22
12.13 Confidentiality	23
12.14 Time of the Essence	23
12.15 Use of Proceeds to Clear Title	23
12.16 Submission not an Offer or Option	23
ARTICLE 13 IRS Form 1099-S Designation	23
13.1 Designee	23

v

Schedules

SCHEDULE A	Description of the Real Property

SCHEDULE B-1	Exceptions to Fixtures and Personal Property

SCHEDULE B-2	Required Fixtures and Personal Property

SCHEDULE 3.2	Form of Deposit Escrow Agreement

SCHEDULE 4.1(b)	List of Legal Proceedings

SCHEDULE 4.1(c)	List of Pending Condemnations

SCHEDULE 4.1(j)	List of Environmental Reports

SCHEDULE 4.1(o)	Letter Requesting Master Plan Extension

SCHEDULE 4.1(p)	Post Closing Escrow Agreement

SCHEDULE 4.2(f)	List of Contracts

SCHEDULE 8.2(a)	Form of Deed

SCHEDULE 8.2(b)	Form of Bill of Sale

SCHEDULE 8.2(c)	Form of General Assignment

SCHEDULE 8.2(d)	Form of FIRPTA Affidavit

Purchase and Sale Agreement

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 6th day of December, 2022 (the “Effective Date”), by and between RUBIUS THERAPEUTICS, INC., a Delaware corporation (“Seller”), and DIV ACQUISITION V, LLC, a Massachusetts limited liability company (“Buyer”).

RECITALS

Seller is the owner of the Property (as hereinafter defined). Seller desires to sell the Property to Buyer and Buyer desires to buy the Property from Seller, all on and subject to the terms and conditions hereinafter set forth.

ARTICLE 1 Purchase and Sale Agreement

1.1            Agreement to Purchase and Sell. In consideration of the undertakings and mutual covenants of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller hereby agrees to sell the Property (as hereinafter defined) to Buyer and Buyer, or its nominee, agrees to buy the Property from Seller, for the Purchase Price (as hereinafter defined), payable as provided below and subject to adjustment as provided herein and otherwise on and subject to the terms and conditions contained herein.

ARTICLE 2 The Property and Condition of Property

2.1            Description of the Property. The Property which is the subject of this Agreement consists of the following:

(a)            The land located at 100 Technology Way and 30 Hanton City Road, both in Smithfield, Rhode Island which is more particularly described in Schedule A attached hereto (the “Land”) together with (i) all rights, privileges and easements appurtenant to the Land owned by Seller, including, without limitation, all minerals, oil, gas, and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land, any rights to any land lying in the bed of any existing dedicated street, road or alley adjoining the Land and to all strips and gores adjoining the Land, and any other easements, rights-of-way, or appurtenances used in connection with the beneficial use and enjoyment of the Land (collectively referred to as the “Appurtenances”); and (ii) all buildings, improvements, structures and fixtures (“Fixtures”) located on the Land, except as may be expressly excluded in Schedule B-1 attached hereto (collectively, the “Improvements”), and all apparatus, equipment and appliances used in connection with the operation or occupancy of the improvements, such as, but without limitation, heating and air conditioning systems and facilities used to provide any utility services, refrigeration, ventilation, garage disposal, recreation, or other services on the improvements, (which Land, together with the Appurtenances and Improvements, is collectively referred to as the “Real Property”).

(b)            The tangible personal property owned by Seller and located on or in the Real Property, including machinery and equipment, and together with all other personal property, equipment and furnishings located on the Land or in the Improvements as of the Effective Date hereof, (i) expressly including those items of personal property described in Schedule B-2 attached hereto, and (ii) expressly excluding only those items of personal property described in Schedule B-1 attached hereto (collectively, the “Personal Property”).

(c)            To the extent assignable, all of the interest of Seller in any intangible personal property now or hereafter owned by Seller and used in the ownership, use, and operation of the Real Property, the Appurtenances, Improvements, and Personal Property approved by Seller pursuant to the provisions of this Agreement, including, without limitation, to the extent assignable at no cost to Seller, all decommissioning reports, geotechnical reports, environmental reports, traffic studies, development plans, permits and approvals, including the Master Plan Approval (hereinafter defined), contracts, agreements, or other rights relating to the ownership, use, operation and proposed development or redevelopment of the Real Property, all building warranties and guarantees to the extent in the possession of Seller, but in all events excluding the intellectual property of Seller (all of which are collectively referred to as the “Intangible Property”).

(d)            BUYER ACKNOWLEDGES THAT BUYER HAS BEEN GIVEN THE OPPORTUNITY TO FULLY INSPECT THE PROPERTY AND THE BUYER UNDERSTANDS THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4 AND ARTICLE 10 BELOW AND THE DOCUMENTS TO BE EXECUTED AND DELIVERED AT CLOSING, THE SALE OF THE PROPERTY IS WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, TYPE OR NATURE, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, THE FACT THAT NO REPRESENTATIONS OR WARRANTIES ARE BEING MADE OR HAVE BEEN MADE IN CONNECTION WITH THE PROPERTY, TITLE TO THE PROPERTY, THE SUITABILITY OF THE PROPERTY FOR DEVELOPMENT, THE CONDITION OF ANY IMPROVEMENTS THEREON, IF ANY, THE SOIL CONDITION, COMPACTION OR BEARING ABILITY THEREOF, ANY ENVIRONMENTAL OR HAZARDOUS MATERIALS CONDITION, THE INCOME TO BE DERIVED FROM THE PROPERTY, OR THE COMPLIANCE OF THE PROPERTY WITH ANY LAWS, RULES, ORDINANCES, OR REGULATIONS) AND THE BUYER IS PURCHASING THE PROPERTY “AS IS,” “WHERE IS” AND “WITH ALL FAULTS,” WITHOUT ANY OBLIGATION ON THE PART OF SELLER. SELLER HEREBY DISCLAIMS ANY AND ALL WARRANTIES WITH RESPECT TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, WARRANTIES AS TO QUALITY, SUITABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(e)            The provisions of Section 2(d) shall survive the Closing.

The Real Property, the Personal Property and the Intangible Property are referred to collectively herein as the “Property.”

ARTICLE 3 Purchase Price; Deposit; Adjustments

3.1            Purchase Price. The purchase price is Eighteen Million Five Hundred Thousand Dollars and 00/100 ($18,500,000) (the “Purchase Price”), subject to adjustment and as otherwise provided herein.

3.2            Deposit. On or before the Effective Date, Buyer shall have deposited with First American Title Insurance Company (the “Title Company”), as “Escrow Agent”, the sum of Five Hundred Thousand Dollars ($500,000) (the “Deposit”) to secure Buyer’s obligations under this Agreement. The Title Company shall maintain the Deposit in a money market account with an FDIC insured bank, and the Deposit and all interest thereon, if applicable, (collectively, the “Escrowed Amount”) shall be maintained by the Title Company in such account and shall be disbursed pursuant to the terms and conditions of this Agreement and the Deposit Escrow Agreement attached hereto as Schedule 3.2 (the “Deposit Escrow Agreement”).

3.3            Balance of Purchase Price. On the Closing Date (as hereinafter defined) the Purchase Price, subject to a credit for the Escrowed Amount and subject to adjustment as specified herein, shall be paid by wire transfer of immediately available federal funds.

3.4            Prorations of Taxes. All real and personal property taxes attributable to the year in which the Closing occurs shall be prorated and adjusted as of the Closing Date as an adjustment at the Closing (regardless of whether such taxes and special assessments are then due and payable or delinquent). If the tax statements for the calendar year during which the Closing Date occurs are not finally determined, then the tax figures for the immediately prior fiscal year shall be used for the purposes of prorating taxes on the Closing Date, with a further adjustment to be made after the Closing Date as soon as such tax figures are finalized. All special assessments shall be paid in full prior to or out of Closing proceeds. Any tax refunds or proceeds (including interest thereon) on account of a favorable determination resulting from a challenge, protest, appeal or similar proceeding relating to taxes and assessments relating to the Property (i) for all tax periods occurring prior to the applicable tax period in which the Closing occurs shall be retained by and paid exclusively to Seller and (ii) for the applicable tax period in which the Closing occurs shall be prorated as of the Closing Date after reimbursement to Seller and Buyer, as applicable, for all fees, costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred by Seller or Buyer, as applicable, in connection with such proceedings such that Seller shall retain and be paid that portion of such tax refunds or proceeds as is applicable to the portion of the applicable tax period prior to the Closing Date and Buyer shall retain and be paid that portion of such tax refunds or proceeds as is applicable to the portion of the applicable tax period from and after the Closing Date. Seller shall not, prior to the Closing Date, settle any tax protests or proceedings without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. After the Closing, Buyer shall be responsible for and control any tax protests or proceedings for any period for which taxes are adjusted between the parties under this Agreement and for any later period. Buyer and Seller shall cooperate in pursuit of any such proceedings and in responding to reasonable requests of the other for information concerning the status of and otherwise relating to such proceedings; provided, however, that neither party shall be obligated to incur any out-of-pocket fees, costs or expenses in responding to the requests of the other.

3.5            Prorations of Contracts. To the extent Property Contracts are not terminated pursuant to Section 4.2(i) below, prepaid or past due amounts under any Assigned Contracts (as hereinafter defined) shall be prorated and adjusted as of the Closing Date.

3.6            Utilities. Seller shall cause all meters for electricity, gas, water, sewer or other utility usage at the Real Property to be read on the Closing Date, and Seller shall pay all charges for such utility charges which have accrued on or prior to the Closing Date. If the utility companies are unable or refuse to read the meters on the Closing Date, all charges for such utility charges to the extent unpaid shall be prorated and adjusted as of the Closing Date based on the most recent bills therefor. Seller shall provide notice to Buyer two (2) days prior to the Closing Date setting forth (i) whether utility meters will be read as of the Closing Date and (ii) a copy of the most recent bill for any utility charges which are to be prorated and adjusted as of the Closing Date as an adjustment at the Closing. If the meters cannot be read as of the Closing Date and, therefore, the most recent bill is used to prorate and adjust as of the Closing Date as an adjustment at the Closing, then the parties agree to the extent that the amount of such prior bill proves to be more or less than the actual utility charges for the period in question, a further adjustment shall be made after the Closing Date as soon as the actual charges for such utilities are available.

3.7            Estimates. In the event, on the Closing Date, the precise figures necessary for any of the foregoing adjustments are not capable of determination, then, at Buyer’s option, those adjustments shall be made on the basis of good faith estimates of Buyer using currently available information, and final adjustments shall be made within six (6) months after the Closing Date to the extent precise figures are determined or become available.

3.8            Adjustment Payments. The net amount of all adjustments to be made under this Article 3 shall be paid on the Closing Date in immediately available funds. All post-closing adjustments shall be made in immediately available funds.

3.9            Calculation of Prorations. All apportionments and prorations made hereunder shall be made based on the number of days of ownership of the Property in the period applicable to the apportionment, with Buyer responsible for expenses from and after the Closing Date. Prorations of annual payments shall be made based on the number of days of ownership in the applicable annual period.

3.10            Seller’s Closing Costs. At the Closing, Seller shall pay and be responsible for the amount due for (i) conveyance tax, documentary tax or any other tax or charge substituted therefor imposed in connection with the consummation of the transaction contemplated hereby; (ii) one-half of any fees charged by Escrow Agent; (iii) recording charges for any instrument which releases or discharges any lien as required by Article 6 hereto; and (iv) Seller’s counsel’s fees and expenses.

3.11            Buyer’s Closing Costs. At the Closing, Buyer shall pay and be responsible for (i) recording charges (other than as listed in Section 3.10 above); (ii) one-half of any fees charged by Escrow Agent; (iii) charges necessary to obtain the survey described in Section 6.1 below; (iv) charges necessary to obtain the title insurance policy and all endorsements thereto described in Section 6.1.1 below; and (v) Buyer’s counsel’s fees and expenses.

3.12            Closing Statement. Title Company shall prepare a draft closing statement and Seller and Buyer shall provide the Title Company with sufficient information to prepare a draft closing statement at least two (2) days prior to the Closing.

3.13            Survival. The provisions of Article 3 shall survive the Closing.

ARTICLE 4 Representations, Warranties, Covenants and Agreements

4.1            Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

(a)            This Agreement has been duly authorized, executed and delivered by Seller and all consents required under Seller’s organizational documents or by law have been obtained. All documents that are to be executed by Seller and delivered to Buyer on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Seller. This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Seller, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Seller is a party or to which Seller or the Property (or any portion thereof) is subject.

(b)            Except as set forth in Schedule 4.1(b) attached hereto, there are no actions, suits or proceedings (including arbitration proceedings), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (nor has Seller received written notice of any being contemplated) pending or threatened against Seller and/or relating to the Property that could reasonably be expected (i) to have a material adverse effect on Seller’s ability to perform its obligations hereunder, or (ii) have a material adverse effect on the Property. Except as set forth in Schedule 4.1(b) attached hereto, Seller has not received written notice from any governmental authority having jurisdiction that the Property is in violation of any law, ordinance, rule or regulation applicable to the Property. The parties acknowledge that the Tax Stabilization Agreement, by and between Seller and the Town of Smithfield, dated as of July 10, 2018 (the “Tax Stabilization Agreement”) is personal to Seller, and any benefits conferred by the Tax Stabilization Agreement by the Town of Smithfield are anticipated to terminate as of Closing and shall not, by the terms of the Tax Stabilization Agreement, be conferred to Buyer.

(c)            Except as set forth in Schedule 4.1(c) attached hereto, there are no condemnation actions against or relating to the Property or any portion thereof, nor has Seller received any written notice of any being contemplated.

(d)            There are no leases, licenses, occupancy or related agreements or tenancies affecting the occupancy of the Property.

(e)            Except for those documents recorded with the Records of Land Evidence of the Town of Smithfield (the “Land Records”) and other documents and information available at the Town Clerk's office of the Town of Smithfield, and except as listed on Schedule 4.2(f), there are no Property Contracts related to the use, ownership or operation of the Property which shall survive Closing. Seller shall deliver true, correct and complete copies of all Property Contracts listed on Schedule 4.2(f) to Buyer in accordance with the terms of Section 5.2 of this Agreement. Seller is conveying the Property to Buyer subject to the terms and conditions set forth in the documents recorded with the Land Records or on file with the Town Clerk’s office of the Town of Smithfield, all of which Buyer shall have the opportunity to review and determine whether acceptable during the Inspection Period. As more particularly provided in Section 4.2(f), Buyer will not take subject to the documents listed on Schedule 4.2(f) other than the Assigned Contracts.

(f)            Seller has not delivered or received any written notice that Seller or any counterparty, as applicable, is in default under any of the covenants, easements or restrictions affecting or encumbering the Property or any constituent or portion thereof. To Seller’s knowledge, the Property is not in violation of any covenant of record.

(g)            Except for this Agreement, no agreement affecting the Property contains any rights of first refusal or options to purchase the Property or any portion thereof or any other rights of others that might prevent the consummation of this Agreement.

(h)            Neither Seller nor any constituent partner thereof is a foreign corporation, foreign partnership or foreign estate (as such terms are defined in Section 1445 of the Internal Revenue Code). Seller shall provide Buyer with an affidavit to this effect at Closing or shall otherwise comply with the terms of Section 1445 of the Internal Revenue Code applicable to Seller.

(i)            Seller and each beneficial owner of Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. None of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined). No Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Seller is prohibited by law or Seller is in violation of law. For purposes of this representation, “beneficial owner” of Seller shall only include a beneficial owner having an ownership interest of fifty percent (50%) or more in Seller.

(j)            Attached as Schedule 4.1(j) is a list of all environmental/hazardous waste studies and reports relating to the Property which are in Seller’s possession as of the Effective Date (the “Environmental Reports”). Except as disclosed in any Environmental Reports, to Seller’s actual knowledge (a) no Hazardous Substances have been used, generated, stored at, in or under or disposed of at or from the Property during the period of Seller’s ownership except in accordance with applicable laws; and (b) no Hazardous Substances are present at, in or under the Property at levels or in quantities in violation of, or that would require investigation or cleanup under, applicable laws.

(k)            There are no on-site employees of Seller employed in connection with the management, operation or maintenance of the Property whom Buyer will be required to employ after the Closing. Buyer shall have no obligation, liability or responsibility with respect to charges, salaries, vacation pay, fringe benefits or like items subsequent to Closing, nor with respect to any management or employment agreements with respect to the Property.

(l)            Seller has not received, nor to Seller’s knowledge is there any written notice from any governmental authority or property association of any proposed assessments against the Property.

(m)            Seller owns all Fixtures and Personal Property free and clear of any liens or encumbrances, and Seller’s conveyance of the Fixtures and Personal Property to Buyer does not require the consent of any third party and will not violate the terms of any agreement.

(n)            On or about November 30, 2022, Seller delivered to the Town of Smithfield Planning Board a letter, a copy of which is attached hereto as Schedule 4.1(o), requesting extension of the Master Plan approval initially granted on December 17, 2020 and recorded in the Land Records at Book 1327, Page 1 (such approval, the “Master Plan Approval”, and such extension, the “Master Plan Extension”).

(o)            All representations and warranties contained herein are material and may be relied upon by the party receiving the same and shall survive the Closing Date for a period of six (6) months (the “Survival Period”). In the event a written claim is made within the Survival Period, the Survival Period shall toll with respect to such claim while such claim is outstanding. The reference to “Seller’s knowledge” as used in Section 4.1 shall be deemed to mean the actual knowledge of Chris Patterson. Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection herewith, if the Closing of the transactions contemplated hereunder shall have occurred, (i) the aggregate liability of Seller arising pursuant to or in connection solely with the representations or warranties of Seller under this Agreement or representations or warranties in any Closing document in the form of liquidated damages (it being acknowledged by Seller and Buyer that ascertaining the amount of actual damages in a real estate transaction would be extraordinarily difficult if not impossible to ascertain and the liquidated damages set forth below constitute Buyer’s and Seller’s reasonable estimate of such damages ) shall not exceed Three Hundred Seventy Thousand Dollars ($370,000) (the “Liability Ceiling”) and (ii) in no event shall Seller have any liability to Buyer for such representations or warranties unless and until the aggregate liability of Seller arising pursuant to or in connection with such representations or warranties shall exceed Ten Thousand Dollars ($10,000) (the “Liability Floor”). If Seller’s aggregate liability to Buyer for such representations and warranties shall exceed the Liability Floor, Seller shall be liable for the entire amount thereof up to but not exceeding the Liability Ceiling. The provisions of this Section 4.1(p), if asserted in writing to be inconsistent or untrue during the Survival Period, shall survive Closing. Seller shall deposit a portion of the Purchase Price equal to fifty percent (50%) of the Liability Ceiling with Escrow Agent at Closing to secure Seller’s obligations pursuant hereto pursuant to a post closing escrow agreement in the form of Schedule 4.1(p) (the “Post Closing Escrow Agreement”).

4.2            Seller’s Covenants. Seller hereby covenants and agrees with Buyer that:

(a)            At all times from the execution of this Agreement to the Closing Date, Seller shall maintain the Property in the same condition as the same is in as of the date of this Agreement, subject only to reasonable use and wear and the terms of Article 9 hereof.

(b)            At all times from the execution of this Agreement to the Closing Date, it shall maintain such casualty insurance with respect to the Real Property and Improvements against fire and other hazards as is presently insured and shall maintain liability insurance with respect to the Real Property and Improvements as is presently insured, and all such policies shall be kept in full force and effect until the Closing Date.

(c)            From and after the date hereof through the earlier of the termination of this Agreement or the Closing Date, Seller shall not (i) enter into any lease affecting the Property or any portion thereof or (ii) modify, amend, cancel, terminate, extend or change the terms of any Permitted Exception, or (iii) enter into any other agreements with respect to the sale or lease of the Property or any portion thereof, which shall expressly exclude those items included in Schedule B-1 attached hereto, in each case without the prior written consent of Buyer which may be granted or withheld in Buyer’s sole discretion.

(d)            From and after the date hereof through the earlier of termination of this Agreement or the Closing Date, Seller shall not enter into any new contracts or agreements relating to the Property unless terminable on or prior to the Closing Date or place any encumbrance on the Property, without the prior written consent of Buyer which may be granted or withheld in Buyer’s sole discretion.

(e)            During the pendency of this Agreement, Seller shall promptly notify Buyer of the occurrence of any event or circumstance known to Seller that will make any representation or warranty of Seller to Buyer under this Agreement materially untrue or materially misleading as of the Closing Date or any covenant of Seller under this Agreement incapable of being performed.

(f)            Seller agrees to terminate as of the Closing Date, any property management or service contract or agreement relating to the Property (each, a “Property Contract”) unless Buyer requests otherwise, by written notice to Seller prior to the expiration of the Inspection Period; provided, however, the parties acknowledge those Property Contracts expressly listed on Schedule 4.2(f) as having been terminated by Seller but which include a termination notice period that shall extend beyond the Closing Date (each, a “Terminated Contract”), shall not constitute a violation by Seller of this Agreement and the parties shall work cooperatively to ensure Buyer shall not be obligated under such Terminated Contracts and shall have no liability thereunder. All costs and expenses that result from such terminations shall be paid by Seller. Any Property Contracts which Buyer designates in writing not to be terminated shall be assigned to Buyer at Closing (the “Assigned Contracts”), provided, however, the parties acknowledge that the Definitive Agreement set forth on Schedule 4.2(f) shall constitute an Assigned Contract.

(g)            Seller shall make all records, invoices, bills and other information and materials relating to the operation of the Property available for Buyer to inspect and copy and shall cooperate fully on all reconciliations and audits, excepting however, any documents and information containing confidential and proprietary information pertaining to Seller.

(h)            Seller shall work cooperatively with Buyer, at no material cost to Seller, to effectuate the Master Plan Extension and transfer all of Seller’s right, title and interest in and to the Master Plan Extension to Buyer in writing on the Closing Date. Without limitation of the foregoing, Seller shall cause its representative to attend the December 2022 meeting of the Smithfield Planning Board as required in order to effectuate the Master Plan Extension.

(i)            Seller has hired Triumvirate Environmental (“Triumvirate”) to decontaminate any necessary Fixtures and/or Personal Property located in or on the Real Property (the “Decontamination Work”). Prior to the Effective Date, Seller delivered to Buyer a copy of the Laboratory Decommissioning Report, prepared by Triumvirate, dated November 29, 2022 (the “Triumvirate Report”) which concludes that there are no present chemical, radiological or biological hazards or other contamination related to Seller’s activities or processes. Seller shall deliver the Fixtures and the Personal Property to Buyer in the condition set forth in the Triumvirate Report.

(j)            Seller shall assign all warranties, if any, and to the extent in Seller’s possession, relating to the Property to Buyer at Closing.

4.3            Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date that this Agreement has been duly authorized, executed and delivered by Buyer and all consents required under Buyer’s organizational documents or by law have been obtained. All documents that are to be executed by Buyer and delivered to Buyer on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Buyer. This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Buyer, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Buyer is a party or to which Buyer or the Property (or any portion thereof) is subject.

ARTICLE 5 Access, Inspection, Diligence

5.1            Inspections. Seller agrees that Buyer and its authorized agents, contractors or representatives shall be entitled to enter upon the Real Property and the Improvements during normal business hours upon 48 hours advance notice to Seller (which must be written, e-mail is sufficient), which notice shall include a written description of the scope of such investigations and due diligence activity to be performed or undertaken, to make such investigations, studies and tests including, without limitation, surveys, engineering studies, soil and groundwater tests (including test borings and pits) as Buyer deems necessary or advisable. Any inspections or tests conducted in connection with such inspections shall be conducted so as not to damage the Property and/or so as to minimize interference with the use of the Property by Seller. Buyer agrees to promptly repair or restore promptly any damage to the Property caused by Buyer, its agents, contractors and representatives. All such entries onto the Property shall be at the risk of Buyer, and except to the extent resulting from the negligence or willful misconduct of Seller or Seller’s agents, contractors or representatives, Seller shall have no liability for any injuries sustained by Buyer or any of Buyer’s agents, contractors or representatives. Buyer agrees to indemnify and hold Seller harmless from and against any and all loss, claim, action, demand, injury, death or liability incurred by Seller or the Property caused by any inspections, tests or studies of the Property, which indemnity shall survive Closing or termination of this Agreement, provided that, Buyer shall not be liable for any losses or liabilities resulting from (i) Buyer’s investigations discovering or uncovering the existence of any environmental contamination or any other defects or conditions which affect the Property, or (ii) Seller’s or Seller’s agent’s, employee’s or contractor’s negligence or willful misconduct. Upon completion of Buyer’s investigations and tests, Buyer shall promptly, at the sole cost and expense of Buyer, to the extent reasonably practicable, restore the Property to substantially the same condition as it existed before Buyer’s entry upon the Property; provided that Buyer’s restoration obligations will exclude conditions attributable to Seller’s or Seller’s agent’s, employee’s or contractor’s negligence or willful misconduct.

5.2            Due Diligence Materials. During the period commencing on the Effective Date through December 19, 2022 (the “Inspection Period”) and continuing thereafter until the Closing, Buyer and its representatives and agents shall have the right to commence and actively pursue such due diligence as it may deem prudent, Seller shall, during normal business hours, upon advance notice to Seller (which may be oral) make all books, records, plans, building specifications, contracts, agreements or other instruments or documents contained in Seller’s files relating to the construction, operation and maintenance of the Property available to Buyer, excepting however, documents and information that contain confidential and proprietary information pertaining to Seller and Seller’s business operations. Seller shall also provide Buyer with copies of all certificates of occupancy for the Property and all studies, site analyses, engineers certificates, existing surveys, existing title insurance policies, contracts, leases, licenses, permits, operating agreements and architects certificates with respect to the Real Property that it has in its possession, or that it has access to, including, without limitation, (i) any site analyses with respect to oil, asbestos, underground storage tanks, Hazardous Substances, lead paint, lead plaster or asbestos on any portion of the Real Property and (ii) any reports regarding compliance with laws (including, but not limited to, ADA, zoning and all other land use matters), and (iii) decommissioning reports, geotechnical reports, environmental reports, traffic studies and development plans. Seller agrees to make such items available to Buyer and Buyer’s agents, at reasonable times at the mutual convenience of Buyer and Seller. If Buyer so requests, Seller shall request the preparers of any such studies, site analyses or surveys to issue the same for the direct benefit of Buyer, so that Buyer may rely on such site analyses or surveys as if they were prepared for Buyer in the first instance, in each case at Buyer’s sole expense.

5.3            Termination by Buyer.In the event that Buyer’s due diligence shall reveal any matters which are not acceptable to Buyer, or for any reason or no reason, in its sole discretion, Buyer may elect, by written notice to Seller, with a copy to the Title Company, on or before 5:00 pm eastern time on the last day of the Inspection Period, to elect not to proceed with the transaction described herein, in which event the Title Company is hereby required to deliver the Escrowed Amount to the Seller in accordance with the Deposit Escrow Agreement and this Agreement shall be null and void without recourse to either party hereto. In the event that Buyer shall fail to give notice of termination on or before time and date set forth above, Buyer shall be deemed to have elected not to terminate this Agreement and shall proceed to Closing in accordance with the terms and conditions hereof.

5.4            Termination by Buyer for Failure to Obtain Master Plan Extension.In the event that the Master Plan Extension is not approved by the Town of Smithfield Planning Board at their scheduled meeting on December 8, 2022, Buyer shall have the right to elect, by written notice to Seller, with a copy to the Title Company, on or before 5:00 pm eastern time on December 9, 2022, to elect not to proceed with the transaction described herein, in which event the Title Company is hereby required to deliver the Escrowed Amount to the Buyer in accordance with the Deposit Escrow Agreement and this Agreement shall be null and void without recourse to either party hereto. In the event that Buyer shall fail to give notice of termination on or before time and date set forth above, Buyer shall be deemed to have elected not to terminate this Agreement and shall proceed to Closing in accordance with the terms and conditions hereof.

ARTICLE 6 Title and Survey

6.1            Title and Survey Review.Buyer shall, during the Inspection Period, review title and survey matters. Buyer shall cause to be prepared for its behalf title insurance commitments, including such affirmative insurance and endorsements as Buyer may desire from the Title Company. Buyer may also cause to be prepared an ALTA/ACSM as built survey of the Real Property, certified to Buyer and the Title Company. Such title commitment and survey and documents on file with the Town Clerk’s office of the Town of Smithfield being referred to as “Title Evidence”. On or before 5:00 pm ET on December 12, 2022, Buyer will make such written objections (“Title Objections”) to the form and/or contents of the Title Evidence as Buyer may wish. Buyer’s failure to make Title Objections with respect to a particular matter within such time period will constitute a waiver of Title Objections with respect to a particular matter. Any matter shown on such Title Evidence and not objected to by Buyer shall be a “Permitted Exception” hereunder. Seller will have until 5:00 pm ET on December 15, 2022 to respond to Buyer’s Title Objections with those items Seller shall elect to cure. Seller will have until the Closing, if Seller so elects in Seller’s sole discretion, to cure such identified Title Objections, and shall use reasonable efforts to cure any identified Title Objections, other than liens of an ascertainable amount that encumber the Property (“Monetary Liens”) which Monetary Liens Seller shall remove or cure by payment of funds from Closing. Seller shall remove any encumbrances or exceptions to title which are created by, through or under Seller after the date of the Title Insurance Commitment and which are not consented to by Buyer under the terms hereof. Seller shall be entitled to one (1) extension of the Closing Date (not to exceed thirty (30) days), exercisable upon one (1) business day’s advance written notice to Buyer, to allow additional time for Seller to remove any Title Objections which are not Permitted Exceptions. Buyer shall have the right to a dollar-for-dollar adjustment under Article 3 in favor of Buyer in the amount of any Monetary Liens which are unsatisfied on the Closing Date. If the Title Objections are not cured prior to Closing, Buyer will have the option as its sole and exclusive remedies to (i) terminate this Agreement, in which event the Title Company is hereby required to deliver the Escrowed Amount to the Buyer in accordance with the Deposit Escrow Agreement and this Agreement shall be null and void without recourse to either party hereto, or (ii) proceed to close with a reduction in the Purchase Price for any Title Objections uncured by Seller. Notwithstanding anything contained herein to the contrary, other than the clearance of Monetary Liens, Seller shall not be obligated to clear or expend money to dispose of Title Objections or to undertake any legal action to do so.

6.2            Required State of Title. At the Closing, Seller shall convey by statutory quitclaim deed substantially in the form attached hereto as Schedule 6.2(a) to Buyer (or to Buyer’s nominee) good and clear record and marketable fee simple title to all of the Land and the Improvements free and clear of any and all tenancies and other occupancies, liens, encumbrances, conditions, easements, assessments, restrictions and other conditions, except for the following:

(a)            The lien, if any, for real estate taxes and assessments not yet due and payable;

(b)            The pre-printed standard exceptions, if any, which appear in a standard coverage ALTA form Owner’s Policy of Title Insurance issued by the Title Company in the State of Rhode Island;

(c)            The Permitted Exceptions; and

(d)            Provisions of existing building and zoning laws, and any governmental restrictions on use, and other applicable laws, ordinances and regulations.

6.3            Personal Property. At the Closing, Seller shall convey to Buyer by bill of sale substantially in the form attached hereto as Schedule 6.2(b) the Personal Property.

ARTICLE 7 Conditions to Seller’s and Buyer’s Performance

7.1            Conditions to Seller’s Obligations. The obligations of Seller to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Seller at its discretion):

(a)            Buyer having performed in all material respects all covenants and obligations required by this Agreement to be performed by Buyer on or prior to the Closing Date and Buyer’s representations and warranties in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and Buyer shall deliver a certificate to such effect at Closing; and

(b)            Payment of the Purchase Price, as adjusted and prorated hereunder.

7.2            Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Buyer at its discretion):

(a)            The representations and warranties made by Seller in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, excluding, however, any matter or change 1) expressly permitted or contemplated by the terms of this Agreement, 2) to reflect a change in circumstances not constituting a default by Seller under this Agreement, 3) actually known by Buyer or that Buyer is deemed to know pursuant to the terms of this Agreement prior to the expiration of the Inspection Period, or 4) to the extent that such a claim is quantifiable and which does not, in the aggregate, exceed $50,000 (any matter or charge described in 1), 2), 3) or 4), “Excluded Claims”). Without limitation on the foregoing, in the event any of the representations and warranties of Seller under this Agreement are materially and adversely untrue (except for matters which constitute Excluded Claims), then Buyer shall have the right to terminate this Agreement by written notice delivered to Seller on or prior to the Closing Date in accordance with Section 11;

(b)            Seller having performed in all material respects all covenants and obligations in all material respects required by this Agreement to be performed by Seller on or prior to the Closing Date;

(c)            All service and maintenance contracts not approved by and being assigned to Buyer shall have been terminated in accordance with Section 4.2(f) above;

(d)            Subject to Article 9 hereof, between the expiration of the Inspection Period and the Closing Date there shall have occurred no material adverse change in (i) the condition of the Property (including but not limited to the physical or environmental conditions thereof), and (ii) title, such as the appearance of title matters not previously disclosed in the Title Insurance Commitment; and

(e)            Buyer receiving, at Closing, an ALTA Owner’s Extended Coverage Policy of Title Insurance, in the amount of the Purchase Price, insuring good, clear, record and fee simple title to the Property subject only to the Permitted Exceptions without exception for mechanic’s liens or survey matters

(f)            Buyer receiving, at Closing, the Seller RI Tax Clearance Documents (hereinafter defined), provided, however, Seller shall be entitled to one (1) extension of the Closing Date (not to exceed thirty (30) days), exercisable upon one (1) business day’s advance written notice to Buyer, to allow additional time for Seller to obtain the Seller RI Tax Clearance Documents.

ARTICLE 8 Closing

8.1            Escrow Closing. The consummation of the transaction contemplated in this Agreement (the “Closing”) shall occur through an escrow closing conducted by the Title Company on December 21, 2022 (as the same may be extended hereunder, the “Closing Date”), or on such other date as may be agreed to in writing by Seller and Buyer. It is agreed that time is of the essence in this Agreement.

8.2            Seller’s Closing Deliveries. On the Closing Date Seller shall deliver or cause to be delivered at its expense each of the following items to Buyer:

(a)            A duly executed and acknowledged statutory quitclaim deed or deeds conveying the Real Property and the Improvements to Buyer with title as provided in Section 6.2, such deed or deeds to be in the form attached hereto as Schedule 8.2(a);

(b)            A duly executed bill of sale without warranties conveying the Personal Property to Buyer in the form attached hereto as Schedule 8.2(b) (the “Bill of Sale”);

(c)            A duly executed assignment and assumption of the Assigned Contracts and the Intangible Property in the form attached hereto as Schedule 8.2(c) (the “General Assignment”) together with original counterparts of the Assigned Contracts and any warranties and guaranties and agreements, if any, governing the Intangible Property.

(d)            A certificate or certificates of non-foreign status from Seller in the form attached hereto as Schedule 8.2(e);

(e)          Customary affidavits sufficient for the Title Company to delete any exceptions for parties in possession, mechanic’s or materialmen’s liens from Buyer’s title policy and such other affidavits and documents relating to such title policy as the Title Company may reasonably request, including satisfaction by Seller of Items 4(b), 4(d), 6, 8, and 10(a) through 10(d) (inclusive) in Schedule B, Part I Requirements of Buyer’s Commitment for Title Insurance (Commitment Number: NCS-1156190-BOS1) constituting the Title Company’s requirements imposed on Seller to insure title to the Property;

(f)            Evidence reasonably satisfactory to Buyer and the Title Company of Seller’s legal existence and good standing and authority to convey the Property pursuant to this Agreement in form and substance satisfactory the Title Company;

(g)            A counterpart original of the closing statement setting forth the Purchase Price, the closing adjustments and the application of the Purchase Price as adjusted;

(h)         Any and all transfer tax returns, declarations of value or other documents required under applicable law or necessary for recordation of the quitclaim deed;

(i)            Evidence that all contracts relating to the Property (other than the Assigned Contracts) have been terminated;

(j)            All books, records, plans, specifications, contracts, agreements and other instruments or documents to the extent in the possession of Seller related to the construction, operation and maintenance of the Property excepting however, documents and information containing confidential and proprietary information pertaining to Seller and Seller’s business operations;

(k)            Keys to all locks on the Property in Seller’s possession or control, if any;

(l)            A copy of the Triumvirate report referenced in Section 4.2(i), to the extent not already provided;

(m)          A Certificate from Seller stating that all representations and warranties set forth in Section 4.1 and Article 10 hereof remain true, accurate and complete as of the Closing Date; and

(n)            A duly executed copy of the Post Closing Escrow Agreement;

(o)          Evidence of Seller’s compliance with: (i) R.I.G.L. Section 44-30-71.3 pertaining to the non-resident seller withholding and delivery to Buyer and the Title Company prior to the Closing Date an executed and notarized Seller’s Residency Affidavit confirming Seller’s Rhode Island residency status under the Rhode Island Division of Taxation regulations which classify a foreign corporation qualified to transact business in the State of Rhode Island as a Rhode Island resident (the “Seller RI Withholding Document”) and (ii) R.I.G.L. Section 44-11-29, Section 44-19-22, Section 28-40-15 and Section 28-43-2 relating to the sale of a major part in value of the Seller’s Rhode Island assets as evidenced by copies of the statutory notices referred to in said statutes, together with a Certificate of Good Standing of Seller from the Rhode Island Division of Taxation (the foregoing documents in this Section 8.2(n) are hereinafter collectively referred to as, the “Seller RI Tax Clearance Documents”).

8.3            Buyer’s Closing Deliveries. On the Closing Date Buyer shall deliver or cause to be delivered at its expense each of the following to Seller:

(a)            A counterpart original of the closing statement setting forth the closing adjustments;

(b)            A counterpart original of the Bill of Sale;

(c)            A counterpart original of the General Assignment;

(d)            A counterpart original of the Post Closing Escrow Agreement;

(e)            A Certificate from Buyer stating that all representations and warranties set forth in Section 4.3 and Article 10 hereof remain true, accurate and complete as of the Closing Date;

(f)            Such other instruments as Seller may reasonably request to effectuate the transaction contemplated by this Agreement, including a date down of Buyer’s representations and warranties made in this Agreement, without additional liability or expense to Buyer; and

(f)            The balance of the Purchase Price in immediately available funds by federal wire transfer.

8.4            Delivery of Deposit. On the Closing Date the Title Company shall deliver or cause to be delivered the Escrowed Amount pursuant to the terms of the Deposit Escrow Agreement.

ARTICLE 9 Casualty and Condemnation

9.1            Casualty. If any of the Improvements are damaged by fire or any other casualty, the cost for repair of which is reasonably estimated by an independent adjuster to exceed $500,000 and are not substantially restored to the condition immediately prior to such casualty before the Closing Date, Buyer shall have the following elections:

(a)            to acquire the Property in its then condition and pay the Purchase Price without regard to the casualty, in which event Seller shall pay over or assign to Buyer, on delivery of the deed, (i) all amounts recovered or recoverable by Seller on account of any insurance as a result of such casualty, less amounts reasonably expended by Seller for partial restoration; and (ii) an amount of money equal to Seller’s insurance deductible; or

(b)            to terminate this Agreement, in which event the Title Company is hereby required to deliver the Escrowed Amount to the Buyer in accordance with the Deposit Escrow Agreement, and following such termination neither Seller nor Buyer shall have any recourse against the other.

9.2            Condemnation. If any portion of or interest in the Property shall be taken or is in the process of being taken and Seller received written notice thereof by exercise of the power of eminent domain or if any governmental authority notifies Seller in writing prior to the Closing Date of its intent to take or acquire any portion of or interest in the Property (each an “Eminent Domain Taking”), Seller shall give notice promptly to Buyer of such event and Buyer shall have the option to terminate this Agreement by providing notice to Seller to such effect on or before the date which is ten (10) days from Seller’s notice to Buyer of such Eminent Domain Taking or on the Closing Date, whichever occurs first, in which event the Title Company is hereby required to deliver the Escrowed Amount to the Buyer in accordance with the Deposit Escrow Agreement, this Agreement shall terminate, and neither Seller nor Buyer shall have any recourse against the other. If Buyer does not timely notify Seller of its election to terminate this Agreement, Buyer shall purchase the Property and pay the Purchase Price, and Seller shall pay over or assign to Buyer on delivery of the deed all awards recovered or recoverable by Seller on account of such Eminent Domain Taking, less any amounts reasonably expended by Seller in obtaining such award.

ARTICLE 10 Brokerage Commissions

10.1            Representations and Indemnity. Seller and Buyer each mutually represent and warrant to the other that they have not dealt with, and are not obligated to pay, any fees or commissions to any broker in connection with the transaction contemplated by this Agreement other than Newmark (the “Brokers”). Seller is responsible for the compensation of the Brokers pursuant to a separate agreement. Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising from any claims for brokerage or finder’s fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by Seller or on Seller’s behalf. Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising from any claims for brokerage or finders’ fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by Buyer or on Buyer’s behalf, other than with the Brokers. The covenants and agreements contained in this Article shall survive the termination of this Agreement or the Closing of the transaction contemplated hereunder.

ARTICLE 11 Default, Termination and Remedies

11.1            Seller Default. In the event that Seller breaches or shall have failed in any material respect on the Closing Date to have performed any of the covenants and agreements contained in this Agreement which are to be performed by Seller on or before the Closing Date, any representation or warranty of Seller herein was untrue when made, or Seller shall have caused any representation or warranty to become untrue between the date of this Agreement and the Closing, then Buyer shall have the right to (i) terminate this Agreement, in which event (a) the Title Company is hereby required to deliver the Escrowed Amount to the Buyer in accordance with the Deposit Escrow Agreement and this Agreement shall be null and void without recourse to either party hereto, and (b) solely in the event that Buyer’s ground for termination is Seller’s default under Section 4.2 yielding quantifiable damages to Buyer or diminution of Property value, in either case exceeding $50,000, Buyer shall be entitled to a reimbursement from Seller of Buyer’s actual and documented out-of-pocket third party costs incurred in connection with this transaction, not to exceed an amount of Two Hundred Thousand Dollars ($200,000), which reimbursement right shall survive the termination of this Agreement, or (ii) take any and all legal actions necessary to compel Seller’s specific performance hereunder (it being acknowledged that damages at law would be an inadequate remedy), and to consummate the transaction contemplated by this Agreement in accordance with the provisions of this Agreement. In the event all of the conditions listed in Section 7.2 have not been satisfied or waived, Buyer may elect to terminate this Agreement and receive the Escrowed Amount and this Agreement shall be null and void without further recourse to either party hereto. Notwithstanding anything to the contrary contained herein, should specific performance be unavailable and rendered meaningless to Buyer due to a willful action of Seller in violation of this Agreement such as the conveyance of the Property to a third party prior to the Closing Date, Buyer shall be entitled all damages available to Buyer under this Agreement, at law and in equity.

11.2            Buyer Default. In the event all of the conditions to Closing contained in Section 7.2 above have been satisfied and Buyer defaults in its obligation to close hereunder, Seller shall be entitled to receive the Escrowed Amount as liquidated damages, in lieu of all other remedies available to Seller at law or in equity for such default. Seller and Buyer agree that the damages resulting to Seller as a result of such default by Buyer as of the date of this Agreement are difficult or impossible to ascertain and the liquidated damages set forth in the preceding sentence constitute Buyer’s and Seller’s reasonable estimate of such damages.

ARTICLE 12 Miscellaneous

12.1            Assignment. Buyer may assign or transfer its rights under this Agreement to any affiliate in which it has a substantial (direct or indirect) economic interest, successor by operation of law, wholly owned subsidiary, entity controlled by Buyer or under common control with Buyer and to any entity owning all or substantially all of the assets of Buyer. The covenants and agreements contained in this Agreement shall extend to and be obligatory upon the permitted successors and assigns of the respective parties to this Agreement.

12.2            Notices. Any notice required or permitted to be delivered under this Agreement shall be in writing and shall be deemed given (i) when delivered or refused by hand during regular business hours, (ii) three (3) days after being sent by United States Postal Service, registered or certified mail, postage prepaid, return receipt requested and first class mail, postage prepaid, (iii) the next business day if sent by a reputable national overnight express mail service that provides tracing and proof of receipt or refusal of items mailed, or (iv) when sent if sent by email during business hours, addressed to Seller or Buyer, as the case may be, at the email address set forth below or such other addresses as the parties may designate in a notice similarly sent. Any notice given by a party to Escrow Agent shall be simultaneously given to the other party. Any notice given by a party to the other party relating to its entitlement to the Escrowed Amount shall be simultaneously given to the Escrow Agent. Notices to Seller, Buyer and/or Escrow Agent shall be delivered as follows:

(a)            If to Seller:

Rubius Therapeutics, Inc.
399 Binney Street, Suite 300
Cambridge, MA 02139
Attn: Jennifer Kamocsay, Esq., General Counsel
Phone: 617-679-9600
Email: Jennifer.kamocsay@rubustx.com

with a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02110
Attn: Nicole Riley, Esq.
Phone: 617.570.1763
Email: nriley@goodwinlaw.com

If to Buyer:

DIV Acquisition V, LLC

c/o The Davis Companies

125 High Street, Suite 2111

Boston, MA 02110

Attn: Sean Coffey, Managing Director

Email: scoffey@thedaviscompanies.com

with a copy to:

DIV Acquisition V, LLC

c/o The Davis Companies

125 High Street, Suite 2111

Boston, MA 02110

Attn: Colin Macdonald, SVP Legal

Email: cmacdonald@thedaviscompanies.com

If to the Title Company:

First American Title Insurance Company
National Commercial Services – New England

800 Boylston Street, Suite 2820
Boston, MA 02199

Attn: Anthony Bucchere
Email: abucchere@firstam.com

12.3            Interpretation. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

12.4            Captions. The captions used in connection with the Articles of this Agreement are for convenience only and shall not be deemed to extend, limit or otherwise define or construe the meaning of the language of this Agreement.

12.5            No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

12.6            Amendments. This Agreement may be amended only by a written instrument executed by Seller and Buyer (or Buyer’s permitted assignee or permitted transferee).

12.7            Integration. This Agreement (including the schedules and exhibits) embodies the entire agreement between Seller and Buyer with respect to the transactions contemplated in this Agreement, and there have been and are no covenants, agreements, representations, warranties or restrictions between Seller and Buyer with regard thereto other than those set forth or provided for in this Agreement.

12.8            Choice of Law. This Agreement shall be construed under and in accordance with the laws of the State where the Property is located.

12.9            Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Buyer and Seller are not signatory to the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement with such electronic signatures having the same legal effect as original signatures.

12.10            Business Day. In the event any date hereunder (including the Closing Date) falls on a Saturday, Sunday or Legal Holiday, the date applicable shall be the next business day.

12.11            Acceptance of the Deed.

The acceptance of the quitclaim deed by the Buyer shall be deemed to be full performance and discharge of all agreements and obligations of the Seller herein contained, except those agreements and obligations expressly intended to survive Closing in this Agreement.

12.12            No Recording of Agreement.

The parties hereto agree that neither this Agreement nor any memorandum or notice thereof shall be recorded with the Smithfield, Rhode Island Records of Land Evidence. Buyer further agrees that the recording of this Agreement, or of any memorandum or short form thereof, by or at the instance of Buyer shall constitute, at Seller's election, a default by Buyer hereunder. Upon Seller's giving notice of such default to Buyer, this Agreement shall terminate and be of no further force or effect except for the provisions of Section 11.2 hereof and those indemnities which expressly survive the termination of this Agreement, and the recording of such notice to Buyer shall be deemed sufficient and adequate notice to third parties that this Agreement is void and of no further force and effect. Notwithstanding anything to the contrary contained herein, in no event shall either party be prohibited from filing this Agreement with the Securities and Exchange Commission (“SEC”) to the extent that either party is required to do so pursuant to applicable SEC requirements. The filing of this Agreement with the SEC is not intended to create a cloud on title related to the Real Property.

12.13            Confidentiality. Subject to those disclosure rights set forth in Section 12.12 above, the Buyer agrees to hold all information concerning the Seller’s business and the Property in confidence and the Buyer agrees to hold in confidence the terms and conditions of this Agreement and shall not disclose any such information, except that the Buyer may disclose such information to Buyer’s owners, officers, directors, employees, insurance companies, legal counsel, investors, financial advisors and similar third parties who need to review the same in connection with the transaction proposed hereby and who are bound by obligations of confidentiality with respect to such information. The foregoing restrictions shall not apply to disclosures of information required by law or court order, investor disclosures made by Buyer’s fund affiliates, or to information concerning the Property or the Seller’s business that is available to the general public other than through the disclosure by the Buyer or its agents in violation of this Agreement.

12.14            Time of the Essence. Time is of the essence of this Agreement.

12.15            Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provisions reasonably satisfactory to Buyer’s attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

12.16            Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

12.17            Exclusivity. From the Effective Date through the Closing Date or earlier termination of this Agreement, Seller shall not enter into an agreement or letter of intent relating to the sale of the Property, and Seller shall not market, solicit or respond to any offers or inquiries from any third party relating to the sale of any of the Property. Any liability for the breach of this Section 12.17 shall survive the termination of this Agreement.

ARTICLE 13 IRS Form 1099-S Designation

13.1            Designee. In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement in a form reasonably acceptable to Title Company at Closing to designate the Escrow Agent (the “Designee”) as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the “IRS”) on IRS Form 1099-S; (ii) to provide the Designee with the information necessary to complete Form 1099-S; (iii) that the Designee shall not be liable for the actions taken under this Agreement, or for the consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of the Designee; and (iv) that the Designee shall be indemnified by the parties for any costs or expenses incurred as a result of the actions taken hereunder, except as they may be the result of gross negligence or willful misconduct on the part of the Designee. The Designee shall provide all parties to this transaction with copies of the IRS Forms 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first set forth above.

SELLER:

RUBIUS THERAPEUTICS, INC.

By:	/s/ Dannielle Appelhans
Name:	Dannielle Appelhans
Title:	CEO

BUYER:

DIV ACQUISITION V, LLC

By:	/s/ Jonathan G. Davis
Name:	Jonathan G. Davis
Title:	Authorized Signatory